EXHIBIT 99.1
Fastenal Company Reports 2021 Third Quarter Earnings
WINONA, Minn., October 12, 2021 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2021. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2021	2020	Change	2021	2020	Change
Net sales	$4,479.0	4,289.3	4.4%	$1,554.2	1,413.3	10.0%
Business days	191	192		64	64
Daily sales	$23.5	22.3	5.0%	$24.3	22.1	10.0%
Gross profit	$2,064.3	1,949.0	5.9%	$720.2	640.6	12.4%
% of net sales	46.1%	45.4%		46.3%	45.3%
Operating income	$916.5	877.4	4.5%	$318.4	290.1	9.8%
% of net sales	20.5%	20.5%		20.5%	20.5%
Earnings before income taxes	$909.3	870.5	4.5%	$316.1	287.6	9.9%
% of net sales	20.3%	20.3%		20.3%	20.4%
Net earnings	$693.8	663.0	4.7%	$243.5	221.5	9.9%
Diluted net earnings per share	$1.20	1.15	4.4%	$0.42	0.38	9.7%
Year-Over-Year Quarterly Results of Operations
Net sales increased $140.9, or 10.0%, in the third quarter of 2021 when compared to the third quarter of 2020. The number of business days were the same in both periods. The third quarter of 2021 continued to experience strong growth in underlying demand for manufacturing and construction equipment and supplies, which drove higher unit sales that contributed to the increase in net sales that we experienced in the period. This growth was slightly limited by slower growth or contraction in sales of certain products to certain end markets related to the COVID-19 pandemic when compared to the third quarter of 2020. While we did see an uptick in sales of certain COVID-related supplies in the third quarter of 2021, relative to the prior year the marketplace is more orderly and better supplied, while the unit price of many products is down significantly. As a result, the impact on our net sales of the current increase in infections and hospitalizations is significantly reduced from what was experienced in the year earlier period. For instance, daily sales to government and warehousing customers declined 40.5% and 13.6%, respectively, while sales of safety products and janitorial supplies (the latter being a subset of other products) declined 2.9% and 15.4%, respectively, in the third quarter of 2021.
The overall impact of product pricing on net sales in the third quarter of 2021 was 230 to 260 basis points. We continue to experience pressure related to material and transportation cost inflation. This is true across our offering, but is particularly acute for fasteners and overseas shipping. Pricing actions taken throughout 2021 as part of our strategy to mitigate the impact of marketplace inflation on our gross margin percentage contributed to the increased impact of net pricing on sales in the third quarter of 2021. We will continue to take actions as necessary to mitigate the impact of product and transportation cost inflation in the fourth quarter of 2021. The impact of product pricing on net sales was immaterial during the third quarter of 2020.
While pandemic-related effects were still evident when comparing product mix in the third quarter of 2021 to the third quarter of 2020, these impacts were significantly reduced versus what was experienced in the second quarter of 2021. Fastener daily sales grew 20.2% over the third quarter of 2020, and represented 33.4% of our net sales in the third quarter of 2021; fasteners represented 30.5% and 33.7% of net sales in the third quarter of 2020 and the third quarter of 2019, respectively. Improvement from the third quarter of 2020 reflected higher manufacturing and construction demand. Safety product daily sales declined 2.9% from the third quarter of 2020 and represented 21.1% of our net sales in the third quarter of 2021; safety products represented 23.8% and 18.2% of net sales in the third quarter of 2020 and the third quarter of 2019, respectively. The decline from the third quarter of 2020 reflected the absence of surge-related PPE sales, only partly offset by improvements in manufacturing and construction demand. Other products daily sales grew 9.2% over the third quarter of 2020 and represented 45.5% of our net sales in the third quarter of 2021; other products represented 45.7% and 48.1% of net sales in the third quarter of 2020 and the third quarter of 2019, respectively. Improvement from 2020 reflected higher manufacturing and construction demand, only partly offset by the absence of surge-related sanitation sales.

Daily sales to our national account customers (defined as customer accounts with a multi-site contract) increased 16.8% in the third quarter of 2021 over the third quarter of 2020. Most of our national account customers grew in the third quarter of 2021 over the year earlier period, as reflected by our experiencing growth at 74 of our Top 100 national account customers (and 82 of our Top 100 customers in September 2021). Revenues attributable to national account customers represented 56.6% of our total revenues in the period. Daily sales to our non-national account customers, which includes government customers, increased 2.2% in the third quarter of 2021 from the third quarter of 2020. Traditional manufacturing and construction customers were strong due to healthy underlying business conditions, partly offset by the decline in sales to government customers reflecting the absence of large surge-type sales that existed in the year earlier period. Revenues attributable to non-national account customers represented 43.4% of our total revenues in the period.
Our gross profit, as a percentage of net sales, increased 100 basis points to 46.3% in the third quarter of 2021 from 45.3% in the third quarter of 2020. This increase reflects several items. First, overhead/organizational leverage improved primarily due to stronger business conditions. This includes customer and supplier net rebates, as stronger demand has increased our product purchasing activity. Second, product margins improved, primarily due to a higher gross profit percentage for our safety products, due to both a decline in the mix of lower margin COVID-affected sales and improved margins for those products. The impact of product and customer mix was immaterial in the third quarter of 2021. The impact of price/cost was similarly immaterial in the third quarter of 2021, as greater pricing contribution in the period largely offset higher material costs and significantly higher shipping costs.
Our operating income, as a percentage of net sales, was unchanged at 20.5% in the third quarter of 2021 from 20.5% in the third quarter of 2020. That operating income percentage was unchanged in the third quarter of 2021 due to the 100 basis point increase in our gross profit, as a percentage of net sales, being largely matched by a comparable 110 basis point increase in our operating and administrative expenses, as a percentage of net sales, to 25.9% in the third quarter of 2021 from 24.8% in the third quarter of 2020. The increase in the third quarter of 2021 of our operating and administrative expenses, as a percentage of net sales, mostly reflects higher employee-related expenses.
Employee-related expenses, which represent approximately 70% of total operating and administrative expenses, increased 16.8% in the third quarter of 2021 compared to the third quarter of 2020. We experienced an increase in employee base pay due to higher average FTE during the period, though this grew more slowly than sales, as well as higher wages. We also experienced a significant increase in bonus and commission payments, reflecting improved business activity and financial performance versus the year-ago period, as well as an increase of 45.1% in health insurance costs as employees and their families were more comfortable seeking health care. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 3.3% in the third quarter of 2021 compared to the third quarter of 2020. This was primarily due to the accumulation of modest increases in the cost of FMI equipment related to an increase in device installations, facility maintenance expenses, and facility rent and utility costs. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 19.9% in the third quarter of 2021 compared to the third quarter of 2020. The performance of this line relates to a more than two-and-a-half times increase in travel-related costs as activity continues to normalize in contrast to pandemic-related restrictions that presided in the year earlier period, higher non-healthcare-related insurance costs, rising fuel costs related to our local truck fleet, higher spending on information technology, and lower profits from the sale of branch vehicles.
Our net interest expense was $2.3 in the third quarter of 2021 compared to $2.5 in the third quarter of 2020.
We recorded income tax expense of $72.6 in the third quarter of 2021, or 23.0% of earnings before income taxes. Income tax expense was $66.1 in the third quarter of 2020, or 23.0% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Our net earnings during the third quarter of 2021 were $243.5, an increase of 9.9% compared to the third quarter of 2020. Our diluted net earnings per share were $0.42 during the third quarter of 2021, which increased from $0.38 during the third quarter of 2020.

Results of Operations (Comparison to 2019 Periods)
Given the unusual nature of our marketplace over the last 18 months due to the COVID-19 pandemic, we believe that a comparison of net sales, gross profit, operating and administrative expenses, operating income, net earnings, and net cash provided by operating activities during the first nine months and third quarter of 2021 to the same periods in 2019 provides further insight into sustainable trends and underlying performance of our business. As discussed earlier in this release, there were certain aspects of the COVID-19 pandemic that dramatically impacted our business during 2020. Given this, we believe that a comparison to the 2019 periods is helpful to demonstrate changes in financial condition and our results of operations during the most recently ended quarter. The table below provides such a comparison:

	Nine-month Period			Three-month Period
	2021	2019	Change	2021	2019	Change
Net sales	$4,479.0	$4,056.8	10.4%	$1,554.2	$1,379.1	12.7%
Gross profit	$2,064.3	$1,917.0	7.7%	$720.2	$651.1	10.6%
% of net sales	46.1%	47.3%		46.3%	47.2%
Operating and administrative expenses	$1,147.8	$1,098.7	4.5%	$401.8	$369.2	8.8%
% of net sales	25.6%	27.1%		25.9%	26.8%
Operating income	$916.5	$818.3	12.0%	$318.4	$281.9	13.0%
% of net sales	20.5%	20.2%		20.5%	20.4%
Net earnings	$693.8	$612.2	13.3%	$243.5	$213.5	14.1%

Net cash provided by operating activities	$613.7	$590.3	4.0%	$167.4	$257.3	-34.9%
% of net earnings	88.5%	96.4%		68.8%	120.5%
Growth Driver Performance
•During the first nine months of 2021, we signed 230 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). This included 68 signings in the first quarter of 2021, 87 in the second quarter of 2021, and 75 signings in the third quarter of 2021. We had 1,367 active sites on September 30, 2021, which represented an increase of 10.6% from September 30, 2020. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a better than 20% rate in the third quarter of 2021 over the third quarter of 2020. This growth is due to improved business activity from our Onsite customers and, to a lesser degree, contributions from the increase in the number of Onsites we operate. Our Onsite signings in the third quarter of 2021 were below the second quarter of 2021 level and the long-term rate of 375 to 400 annual signings we believe the market will support, as market conditions and access to customer facilities and decision-makers normalize. Based on the year-to-date signings and tendency for signings in fourth quarters to be seasonally lower, we anticipate signing between 285 and 325 Onsite locations in 2021, down from our prior expectation of 300 to 350 locations.
•Fastenal Managed Inventory (FMI) is comprised of our FASTVend (vending devices), FASTBin (infrared, RFID, and scaled bins), and FASTStock (scanned stocking locations) offering. FASTVend and FASTBin incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies, whereas FASTStock's fulfillment processing technology is not embedded, but is relatively inexpensive and highly flexible in application. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, and as detailed previously in our 2020 Form 10-K filing, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI measure which combines the signings and installations of FASTVend and FASTBin in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI devices which combines the net sales through FASTVend, FASTBin, and FASTStock. A portion of the growth in net sales experienced by FMI, particularly FASTBin and FASTStock, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations. Figures prior to 2021 may differ slightly from those provided in our 2020 Form 10-K filing based on minor changes we made to the conversion of absolute devices to weighted devices.

The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Nine-month Period			Three-month Period
	2021	2020	Change	2021	2020	Change
Weighted FASTVend/FASTBin signings (MEUs)	15,339	12,955	18.4%	4,813	4,791	0.5%
Signings per day	80	67		75	75
Weighted FASTVend/FASTBin installations (MEUs; end of period)				90,493	82,261	10.0%

FASTVend/FASTBin net sales	$981.1	$783.6	25.2%	$352.4	$269.3	30.9%
% of net sales	21.7%	18.1%		22.4%	18.8%
FASTStock net sales	$416.9	$230.1	81.2%	$165.9	$88.1	88.3%
% of net sales	9.2%	5.3%		10.6%	6.2%
FMI net sales	$1,398.0	$1,013.7	37.9%	$518.3	$357.4	45.0%
FMI daily sales	$7.3	$5.3	38.6%	$8.1	$5.6	45.0%
% of net sales	30.9%	23.4%		33.0%	25.0%
•Our FMI signings in the third quarter and year-to-date 2021 trended below expectations. Similar to Onsites, we believe the near-term challenges posed to our customers by inflation, supply chain, labor, and an increase in COVID infections are lengthening the selling cycle. Based on year-to-date signings and the tendency for signings in fourth quarters to be seasonally lower, we anticipate weighted FASTVend and FASTBin device signings in 2021 of 20,500 to 22,000 MEUs, down from our prior expectations of 23,000 to 25,000 MEUs.
All metrics provided above exclude approximately 12,500 non-weighted vending devices that are part of a leased locker program.
•Our e-commerce business includes sales made through an electronic data interface (EDI) with our customers or through the web. Daily sales through e-commerce grew 44.1% in the first nine months of 2021 and grew 43.4% in the third quarter of 2021. Revenues attributable to e-commerce represented 13.9% of our total revenues in the third quarter of 2021.
We view our digital products and services to be comprised of sales through FMI (FASTVend, FASTBin, and FASTStock) plus that proportion of our e-commerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the third quarter of 2021 represented 43.7% of our sales. We began to provide this figure in the first quarter of 2021, when we reported that our Digital Footprint represented 34.8% of our sales. We subsequently identified a calculation error. Using the same approach to calculating our Digital Footprint as we used in the second and third quarters of 2021, our Digital Footprint represented 39.1% of our sales in the first quarter of 2021.
Balance Sheet and Cash Flow
We produced operating cash flow of $613.7 in the first nine months of 2021, a decrease of 21.4% from the first nine months of 2020, representing 88.5% of the period's net earnings versus 117.8% in the first nine months of 2020. The decline in our operating cash flow generated is primarily due to an increased need for working capital to support our customer's growth as business activity improves. Customer mix also contributes. Our traditional manufacturing and construction customers are a greater proportion of our sales mix in the first nine months of 2021 than was the case in the first nine months of 2020, and tend to have longer payment terms and retain more inventory on hand. We also paid approximately $30.0 in payroll taxes in the third quarter of 2021 that was deferred from 2020 as allowed under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act).
Accounts receivable were $949.4 at the end of the third quarter of 2021, an increase of $114.8, or 13.8%, over the third quarter of 2020. Our accounts receivable balance increased due to two factors. First, our receivables are expanding as a result of improved business activity and resulting growth in our customers' sales. Second, in response to the COVID-19 pandemic, customers that traditionally have shorter payment terms represented a smaller proportion of our sales mix in the first nine months of 2021 than was the case in the first nine months of 2020. Inventory was $1,401.1 at the end of the third quarter of 2021, an increase of $58.5, or 4.4%, over the third quarter of 2020. This reflects the addition of inventory to support the growth of our manufacturing and construction customers as they expand production to meet improved business activity, as well as inflation in the value of stocked parts. This is being partly offset by a couple of factors. First, we have continued to close traditional branches, including 183 over the past 12 months, improve the match of branch stock to the needs of specific markets, reduce slow or non-moving inventory, and improve the flow of product through our internal logistics. Second, we have substantially reduced the supply of disposable masks that were brought into inventory in 2020 as part of our response to COVID-19, a trend that accelerated in the third quarter of 2021 due to the increase in pandemic-related infections and hospitalizations. Accounts payable were $256.9 at the end of the third quarter of 2021, an increase of $46.4, or 22.1%, over the third quarter of 2020 due to our product purchases increasing to support the improvement in business activity at our manufacturing and construction customers. Further, a greater proportion of our purchases in the first nine months of 2021 were of products with traditional payment terms, whereas in the first nine months of 2020 some COVID-related products still required immediate payment and so produced no payable.
Our investment in property and equipment, net of proceeds from sales, was $107.0 in the first nine months of 2021 compared to $114.9 in the first nine months of 2020. Aside from greater spending on a non-hub construction project, spending in most other capital categories is down, most notably spending on FMI devices. The latter reflects slow signings related to a lengthening in the sales cycle, reduced vending equipment costs following the March 2020 acquisition of certain industrial vending assets of Apex Industrial Technologies LLC, and an increase in the refurbishment and redeployment of FMI hardware as an alternative to buying new devices. We now expect our net capital expenditures (property and equipment net of proceeds from sales) in 2021 to be within a range of $155.0 to $175.0, down from our prior range of $170.0 to $200.0. Our net capital expenditures were $157.5 in 2020. Our current range continues to reflect increased spending for a non-hub construction project in Winona to support growth, land purchases to support future supply chain investment, an increase in manufacturing capacity, higher spending for equipment and facility upgrades, retrofits, and replacement, and lower anticipated proceeds from asset sales. However, previously anticipated spending for selling-related vehicles, branch development initiatives, and information technology hardware has moderated due to difficulties with global supply chains.
We returned $482.6 to our shareholders in the first nine months of 2021 in the form of dividends, compared to $482.2 in the first nine months of 2020 in the form of dividends ($430.2) and purchases of our common stock ($52.0).
Total debt on our balance sheet was $365.0 at the end of the third quarter of 2021, or 11.0% of total capital (the sum of stockholders' equity and total debt). This compares to $405.0, or 12.3% of total capital, at the end of the third quarter of 2020.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2021	Q2 2021	Q2 2021	Q4 2020	Q4 2020	Q3 2020	Q3 2020
In-market locations - absolute employee headcount	12,347	12,446	-0.8%	12,680	-2.6%	12,708	-2.8%
In-market locations - FTE employee headcount	11,104	11,390	-2.5%	11,260	-1.4%	11,302	-1.8%
Total absolute employee headcount	20,231	20,317	-0.4%	20,365	-0.7%	20,336	-0.5%
Total FTE employee headcount	17,860	18,253	-2.2%	17,836	0.1%	17,862	0.0%

Number of public branch locations	1,859	1,921	-3.2%	2,003	-7.2%	2,033	-8.6%
Number of active Onsite locations	1,367	1,323	3.3%	1,265	8.1%	1,236	10.6%
Number of in-market locations	3,226	3,244	-0.6%	3,268	-1.3%	3,269	-1.3%
Weighted FMI devices (MEU installed count) (1)	90,493	87,567	3.3%	83,951	7.8%	82,261	10.0%
(1) This number excludes approximately 12,500 non-weighted devices that are part of our locker lease program.
During the last twelve months, we reduced our total FTE employee headcount by two. This reflects a decline in our in-market and non-in-market selling FTE employee headcount of 44. We continue to see growth in non-in-market selling FTE headcount to support sales initiatives targeting customer acquisition. Our in-market FTE headcount is down, however, reflecting both a challenging hiring environment and deliberate efforts to improve the productivity of our current in-market sales force. We have experienced a decrease in our distribution center FTE employee headcount of 78 reflecting the challenging hiring environment. We had an increase in our remaining FTE employee headcount of 120 that relates primarily to personnel investments in information technology and operational support, such as purchasing and product development.
We opened one branch in the third quarter of 2021 and closed 63 branches, net of conversions. We activated 67 Onsite locations in the third quarter of 2021 and closed 23, net of conversions. In any period, the number of closings tend to reflect both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	September 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$250.5	245.7
Trade accounts receivable, net of allowance for credit losses of $11.1 and $12.3, respectively	949.4	769.4
Inventories	1,401.1	1,337.5
Prepaid income taxes	6.7	6.7
Other current assets	162.6	140.3
Total current assets	2,770.3	2,499.6

Property and equipment, net	1,019.2	1,030.7
Operating lease right-of-use assets	249.7	243.0
Other assets	183.3	191.4

Total assets	$4,222.5	3,964.7

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$35.0	40.0
Accounts payable	256.9	207.0
Accrued expenses	278.0	272.1
Current portion of operating lease liabilities	92.6	93.6
Total current liabilities	662.5	612.7

Long-term debt	330.0	365.0
Operating lease liabilities	160.7	151.5
Deferred income taxes	104.6	102.3

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 575,163,289 and 574,159,575 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	90.6	61.9
Retained earnings	2,900.8	2,689.6
Accumulated other comprehensive loss	(29.6)	(21.2)
Total stockholders' equity	2,964.7	2,733.2

Total liabilities and stockholders' equity	$4,222.5	3,964.7

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2021	2020	2021	2020
Net sales	$4,479.0	4,289.3	$1,554.2	1,413.3

Cost of sales	2,414.7	2,340.3	834.0	772.7
Gross profit	2,064.3	1,949.0	720.2	640.6

Operating and administrative expenses	1,147.8	1,071.6	401.8	350.5
Operating income	916.5	877.4	318.4	290.1

Interest income	0.1	0.3	0.1	0.1
Interest expense	(7.3)	(7.2)	(2.4)	(2.6)

Earnings before income taxes	909.3	870.5	316.1	287.6

Income tax expense	215.5	207.5	72.6	66.1

Net earnings	$693.8	663.0	$243.5	221.5

Basic net earnings per share	$1.21	1.16	$0.42	0.39

Diluted net earnings per share	$1.20	1.15	$0.42	0.38

Basic weighted average shares outstanding	574.6	573.7	575.0	573.9

Diluted weighted average shares outstanding	576.9	575.5	577.3	576.1

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$693.8	663.0
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	119.0	114.0
Gain on sale of property and equipment	(1.1)	(1.1)
Bad debt expense	0.8	5.8
Deferred income taxes	2.3	3.5
Stock-based compensation	4.3	4.3
Amortization of intangible assets	8.1	6.4
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(182.2)	(98.8)
Inventories	(66.5)	22.8
Other current assets	(22.3)	34.2
Accounts payable	49.9	17.6
Accrued expenses	5.9	6.7
Income taxes	—	2.1
Other	1.7	0.3
Net cash provided by operating activities	613.7	780.8

Cash flows from investing activities:
Purchases of property and equipment	(114.7)	(123.5)
Proceeds from sale of property and equipment	7.7	8.6
Cash paid for acquisition	—	(125.0)
Other	—	1.1
Net cash used in investing activities	(107.0)	(238.8)

Cash flows from financing activities:
Proceeds from debt obligations	300.0	910.0
Payments against debt obligations	(340.0)	(850.0)
Proceeds from exercise of stock options	24.4	38.3
Purchases of common stock	—	(52.0)
Payments of dividends	(482.6)	(430.2)
Net cash used in financing activities	(498.2)	(383.9)

Effect of exchange rate changes on cash and cash equivalents	(3.7)	(1.2)

Net increase in cash and cash equivalents	4.8	156.9

Cash and cash equivalents at beginning of period	245.7	174.9
Cash and cash equivalents at end of period	$250.5	331.8

Supplemental information:
Cash paid for interest	$7.6	5.9
Net cash paid for income taxes	$210.7	201.4
Leased assets obtained in exchange for new operating lease liabilities	$83.4	76.1

CONTACT:	Ellen Stolts
Director of Accounting - Reporting and Reconciliation
507-313-7282